UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                 Amendment No. 1

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                          Lancaster Colony Corporation
                          ----------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
                      ------------------------------------
                         (Title of Class of Securities)

                                    513847103
                                    ---------
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                              and Communications)

                                  June 15, 2007
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                         (Continued on following pages)

                              (Page 1 of 34 Pages)

                                  SCHEDULE 13D

CUSIP No. 513847103                                           Page 2 of 34 Pages
-------------------                                           ------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
            Barington Companies Equity Partners, L.P.                 13-4088890
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             480,956
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        480,956
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           480,956
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           1.54%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                           Page 3 of 34 Pages
-------------------                                           ------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              Barington Companies Investors, LLC                      13-4126527
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             480,956
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        480,956
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           480,956
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           1.54%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                           Page 4 of 34 Pages
-------------------                                           ------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Barington Investments, L.P.                            20-2871525
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             221,924
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        221,924
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           221,924
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.71%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                           Page 5 of 34 Pages
-------------------                                           ------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Barington Companies Advisors, LLC                      20-0327470
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             221,924
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        221,924
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           221,924
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.71%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                           Page 6 of 34 Pages
-------------------                                           ------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Benchmark Opportunitas Fund plc
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Ireland
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             43,227
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        43,227
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           43,227
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.14%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                           Page 7 of 34 Pages
-------------------                                           ------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Barington Offshore Advisors, LLC                       20-4797640
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             43,227
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        43,227
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           43,227
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.14%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                           Page 8 of 34 Pages
-------------------                                           ------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Barington Companies Offshore Fund, Ltd.
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             British Virgin Islands
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             796,498
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        796,498
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           796,498
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           2.55%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                           Page 9 of 34 Pages
-------------------                                           ------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Barington Offshore Advisors II, LLC                    20-8325785
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             796,498
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        796,498
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           796,498
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           2.55%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 10 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Barington Capital Group, L.P.                          13-3635132
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             New York
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             1,542,605
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        1,542,605
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           1,542,605
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           4.93%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 11 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               LNA CApital Corp.                                      13-3635168
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             1,542,605
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        1,542,605
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           1,542,605
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           4.93%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 12 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               James A. Mitarotonda
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             1,542,605
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        1,542,605
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           1,542,605
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           4.93%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 13 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               RJG Capital Partners, L.P.                             20-0133443
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             4,300
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        4,300
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           4,300
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.01%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 14 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               RJG Capital Management, LLC                            20-0027325
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             4,300
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        4,300
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           4,300
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.01%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 15 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Ronald Gross
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             4,300
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        4,300
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           4,300
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.01%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 16 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               D.B. Zwirn Special Opportunities Fund, L.P.            73-1637217
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             34,327
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        34,327
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           34,327
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.11%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 17 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               D.B. Zwirn Special Opportunities Fund, Ltd.
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Cayman Islands
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             67,104
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        67,104
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           67,104
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.21%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 18 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               HCM/Z Special Opportunities LLC                        98-0436333
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Cayman Islands
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             7,908
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        7,908
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           7,908
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.03%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 19 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               D.B. Zwirn & Co., L.P.                                 02-0597442
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             109,339
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        109,339
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           109,339
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.35%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 20 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               DBZ GP, LLC                                            42-1657316
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             109,339
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        109,339
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           109,339
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.35%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 21 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Zwirn Holdings, LLC                                    30-0080444
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             109,339
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        109,339
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           109,339
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.35%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 513847103                                          Page 22 of 34 Pages
-------------------                                          -------------------

     1   NAME OF REPORTING PERSON:
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Daniel B. Zwirn
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [X]
                                                          (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:         OO
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER             109,339
    NUMBER OF         ----------------------------------------------------------
     SHARES            8    SHARED VOTING POWER           none
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        9    SOLE DISPOSITIVE POWER        109,339
    REPORTING         ----------------------------------------------------------
   PERSON WITH         10   SHARED DISPOSITIVE POWER      none
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           109,339
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                          [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11):                           0.35%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON:                        IN
--------------------------------------------------------------------------------

                                                             Page 23 of 34 Pages

      This Amendment No. 1 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on March 19, 2007 (the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, no par value per share (the "Common Stock"), of Lancaster Colony Corporation, an Ohio corporation (the "Company"). The principal executive offices of the Company are located at 37 West Broad Street, Columbus, Ohio 43215.

Item 2. Identity and Background.

      The second paragraph of Item 2(a) - (c) of the Statement is hereby amended and restated as follows:

      As of June 15, 2007, the Reporting Entities are the beneficial owners of, in the aggregate, 1,656,244 shares of Common Stock, representing approximately 5.29% of the shares of Common Stock presently outstanding.

Item 3. Source and Amount of Funds or Other Consideration.

      Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 12,200 shares of Common Stock. All purchases of Common Stock by the Reporting Entities were made in open market transactions. All purchases were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business. The amount of funds expended for such purchases (excluding commissions and other execution-related costs) was approximately $367,630.02 by Barington Companies Equity Partners, L.P., $113,276.66 by Barington Investments, L.P., $18,858.25 by Benchmark Opportunitas Fund plc, $6,907.63 by D.B. Zwirn Special Opportunities Fund, L.P. and $10,340.26 by D.B. Zwirn Special Opportunities Fund, Ltd.

Item 4. Purpose of Transaction.

      Item 4 of the Statement is hereby amended and supplemented as follows:

      On June 15, 2007, James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington Capital Group, L.P., sent a letter to John B. Gerlach, Jr., the Company's Chairman of the Board, Chief Executive Officer and President, a copy of which is attached as Exhibit 99.2 hereto and incorporated by reference herein.

Item 5. Interest in Securities of the Issuer.

      Items 5(a) - (c) of the Statement are hereby amended and restated as follows:

      (a) As of June 15, 2007, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 480,956 shares of Common Stock, representing approximately 1.54% of the shares of Common Stock presently outstanding based upon the 31,284,000 shares of Common Stock reported by the Company to be issued and outstanding as of April 30, 2007 in its Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007 (the "Issued and Outstanding Shares").

                                                             Page 24 of 34 Pages

      As of June 15, 2007, Barington Investments, L.P. beneficially owns 221,924 shares of Common Stock, representing approximately 0.71% of the Issued and Outstanding Shares. As of June 15, 2007, Benchmark Opportunitas Fund plc beneficially owns 43,227 shares of Common Stock, representing approximately 0.14% of the Issued and Outstanding Shares. As of June 15, 2007, Barington Companies Offshore Fund, Ltd. beneficially owns 796,498 shares of Common Stock, representing approximately 2.55% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., representing approximately 1.54% of the Issued and Outstanding Shares. As the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 221,924 shares of Common Stock beneficially owned by Barington Investments, L.P., representing approximately 0.71% of the Issued and Outstanding Shares. As the investment advisor to Benchmark Opportunitas Fund plc, Barington Offshore Advisors, LLC may be deemed to beneficially own the 43,227 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc, representing approximately 0.14% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC may be deemed to beneficially own the 796,498 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing approximately 2.55% of the Issued and Outstanding Shares. As the majority member of Barington Companies Investors, LLC, Barington Companies Advisors, LLC, Barington Offshore Advisors, LLC and Barington Offshore Advisors II, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 221,924 shares of Common Stock beneficially owned by Barington Investments, L.P., the 43,227 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc and the 796,498 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 1,542,605 shares, representing approximately 4.93% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 221,924 shares of Common Stock beneficially owned by Barington Investments, L.P., the 43,227 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc and the 796,498 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 1,542,605 shares of Common Stock, representing approximately 4.93% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., James A. Mitarotonda may be deemed to beneficially own the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 221,924 shares of Common Stock beneficially owned by Barington Investments, L.P., the 43,227 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc and the 796,498 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 1,542,605 shares of Common Stock, representing approximately 4.93% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 221,924 shares of Common Stock beneficially owned by Barington Investments, L.P., the 43,227 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc and the 796,498 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

                                                             Page 25 of 34 Pages

      As of June 15, 2007, RJG Capital Partners, L.P. beneficially owns 4,300 shares of Common Stock, representing approximately 0.01% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 4,300 shares owned by RJG Capital Partners, L.P., representing approximately 0.01% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 4,300 shares owned by RJG Capital Partners, L.P., representing approximately 0.01% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 4,300 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of June 15, 2007, D.B. Zwirn Special Opportunities Fund, L.P. beneficially owns 34,327 shares of Common Stock, representing approximately 0.11% of the Issued and Outstanding Shares. As of June 15, 2007, D.B. Zwirn Special Opportunities Fund, Ltd. beneficially owns 67,104 shares of Common Stock, representing approximately 0.21% of the Issued and Outstanding Shares. As of June 15, 2007, HCM/Z Special Opportunities LLC beneficially owns 7,908 shares of Common Stock representing approximately 0.03%, of the Issued and Outstanding Shares.

      As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 34,327 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,104 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 109,339 shares, representing approximately 0.35% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 34,327 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,104 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 109,339 shares, representing approximately 0.35% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 34,327 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,104 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 109,339 shares, representing approximately 0.35% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 34,327 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,104 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 109,339 shares, representing approximately 0.35% of the Issued and Outstanding Shares. Mr. Zwirn has sole voting and dispositive power with respect to the 34,327 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,104 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC. Mr.

                                                             Page 26 of 34 Pages

Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a).

      Each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

      (c) Information concerning all transactions in shares of Common Stock effected by the Reporting Persons since the filing of the Statement are described in the Schedule attached hereto and incorporated herein by reference.


Item 7. Material to be Filed as Exhibits.

Exhibit No.                Exhibit Description                                                            Page
-----------                -------------------                                                            ----
------------------------------------------------------------------------------------------------------------------------------------
        99.2           Letter, dated June 15, 2007, from James A. Mitarotonda, the                    32 to 34
                       Chairman and Chief Executive Officer of Barington Capital
                       Group, L.P., to John B. Gerlach, Jr., the Chairman of the
                       Board, Chief Executive Officer and President of the Company.
------------------------------------------------------------------------------------------------------------------------------------

                                                             Page 27 of 34 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: June 15, 2007

                                   BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                   By:  Barington Companies Investors, LLC, its
                                        general partner

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  Managing Member

                                   BARINGTON COMPANIES INVESTORS, LLC

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  Managing Member

                                   BARINGTON INVESTMENTS, L.P.
                                   By: Barington Companies Advisors, LLC, its
                                       general partner

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  Managing Member

                                   BARINGTON COMPANIES ADVISORS, LLC

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  Managing Member

                                   BENCHMARK OPPORTUNITAS FUND PLC
                                   By: Barington Offshore Advisors, LLC

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  Managing Member

                                                             Page 28 of 34 Pages

                                   BARINGTON OFFSHORE ADVISORS, LLC

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  Managing Member

                                   BARINGTON COMPANIES OFFSHORE FUND, LTD.

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  President

                                   BARINGTON OFFSHORE ADVISORS II, LLC

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  Managing Member

                                   BARINGTON CAPITAL GROUP, L.P.
                                   By:  LNA Capital Corp., its general
                                        partner

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  President and CEO

                                   LNA CAPITAL CORP.

                                   By: /s/ James A. Mitarotonda
                                       ----------------------------
                                   Name:   James A. Mitarotonda
                                   Title:  President and CEO

                                   /s/ James A. Mitarotonda
                                   ----------------------------
                                   James A. Mitarotonda

                                   RJG CAPITAL PARTNERS, L.P.

                                   By: RJG Capital Management, LLC, its
                                       general partner

                                   By: /s/ Ronald J. Gross
                                       ----------------------------
                                   Name:   Ronald J. Gross
                                   Title:  Managing Member

                                                             Page 29 of 34 Pages

                                   RJG CAPITAL MANAGEMENT, LLC

                                   By: /s/ Ronald J. Gross
                                       -----------------------
                                   Name:   Ronald J. Gross
                                   Title:  Managing Member

                                   /s/ Ronald J. Gross
                                   -----------------------
                                   Ronald J. Gross

                                   D.B. ZWIRN SPECIAL
                                   OPPORTUNITIES FUND, L.P.
                                   By: D.B. Zwirn Partners, LLC, its
                                       general partner
                                   By: Zwirn Holdings, LLC, its managing
                                       member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------
                                   Name:   Daniel B. Zwirn
                                   Title:  Managing Member

                                   D.B. ZWIRN SPECIAL
                                   OPPORTUNITIES FUND, LTD.
                                   By: D.B. Zwirn & Co., L.P., its manager
                                   By: DBZ GP, LLC, its general partner
                                   By: Zwirn Holdings, LLC, its managing
                                       member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------
                                   Name:   Daniel B. Zwirn
                                   Title:  Managing Member

                                   HCM/Z SPECIAL OPPORTUNITIES LLC
                                   By: D.B. Zwirn & Co., L.P., its manager
                                   By: DBZ GP, LLC, its general partner
                                   By: Zwirn Holdings, LLC, its managing
                                       member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------
                                   Name:   Daniel B. Zwirn
                                   Title:  Managing Member

                                                             Page 30 of 34 Pages

                                   D.B. ZWIRN & CO., L.P.
                                   By: DBZ GP, LLC, its general partner
                                   By: Zwirn Holdings, LLC, its managing
                                       member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------
                                   Name:   Daniel B. Zwirn
                                   Title:  Managing Member

                                   DBZ GP, LLC
                                   By: Zwirn Holdings, LLC, its managing
                                       member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------
                                   Name:   Daniel B. Zwirn
                                   Title:  Managing Member

                                   ZWIRN HOLDINGS, LLC

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------
                                   Name:   Daniel B. Zwirn
                                   Title:  Managing Member

                                   /s/ Daniel B. Zwirn
                                   -----------------------
                                   Daniel B. Zwirn

                                                             Page 31 of 34 Pages

                                    SCHEDULE

      This schedule sets forth information with respect to each purchase or sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

              Number of
Date            Shares          Price Per Share           Cost(*)
----         -----------        ---------------       --------------
5/1/2007        8,675              $42.3781             $367,630.02

Shares purchased by Barington Investments, L.P.

              Number of
Date            Shares          Price Per Share           Cost(*)
----         -----------        ---------------       --------------
5/1/2007        2,673              $42.3781             $113,276.66

Shares purchased by Benchmark Opportunitas Fund plc

              Number of
Date            Shares          Price Per Share           Cost(*)
----         -----------        ---------------       --------------
5/1/2007         445               $42.3781              $18,858.25

Shares purchased and sold by D.B. Zwirn Special Opportunities Fund, L.P.

              Number of
Date            Shares          Price Per Share           Cost(*)
----         -----------        ---------------       --------------
1/26/2007(**)   (598)              $45.1504            $(26,999.94)
5/1/2007         163               $42.3781            $6,907.63

Shares purchased and sold by D.B. Zwirn Special Opportunities Fund, Ltd.

              Number of
Date            Shares          Price Per Share           Cost(*)
----         -----------        ---------------       --------------
1/26/2007(**)   (859)              $45.1504            $(38,784.19)
5/1/2007         244               $42.3781            $10,340.26

(*)   Excludes commissions and other execution-related costs.

(**)  Transaction is amended and restated.